Exhibit 99.1

Summary of Edwardsport Project Settlement Agreement

On April 30, 2012, Duke Energy Indiana entered into a settlement agreement with some but not all intervenors related to recovery of construction costs on the Edwardsport IGCC project.  The agreement includes the Indiana Office of the Utility Consumer Counselor (OUCC), the Duke Energy Indiana Industrial Group and Nucor Steel-Indiana (collectively, the “Settling Parties”)

Summary of Settlement Provisions

•                  Key provisions of the settlement include the following:

•                  Cap on costs to be reflected in customer rates of $2.595 billion

•                  Includes ~$2.32 billion of estimated direct costs as well as estimated financing costs of $276 million through June 30, 2012

•                  Additional financing costs after June 30th are recoverable until customer rates are revised

•                  The agreement includes certain measures (e.g., reduced depreciation rates) to help mitigate the customer rate impact of the project

•                  Revised customer rates to be implemented as follows:

•                  Recovery of return on construction costs (i.e. financing), up to cap amount, upon approval by the Indiana Utility Regulatory Commission (IURC)

•                  Recovery of post-in-service costs (e.g., O&M, depreciation, etc) is estimated for mid-2013

•                  Post-in-service costs will be deferred following the in-service date of the project until recovered in customer rates

•                  Duke Energy Indiana agrees to reimburse Settling Parties approximately $20 million for attorney fees and litigation expenses as well as to make other funding available for low income heating assistance and clean energy in Indiana

•                  Duke Energy Indiana agrees not to request a retail electric base rate increase prior to March 2013, with rates in effect no earlier than April 1, 2014

•                  As a result of the settlement, overall customer rates will rise, on average, an additional 9.6 percent above the approximately 5 percent impact already in rates

•                  Duke Energy Indiana consumers will see, on average, a 3.2 percent rate increase upon approval of the settlement agreement and then a 6.4 percent increase in mid-2013

•                  Settlement is subject to approval by the IURC

Financial Implications

•                  As a result of the settlement, Duke Energy and Duke Energy Indiana will recognize an approximate $420 million pre-tax charge in Q1 2012

•                  ~$400 million of impairments due to costs expected to be incurred above the cost cap (in addition to the previously recorded impairment charges of approximately $260 million)

•                  ~$20 million for the reimbursement of attorney fees, litigation expenses and other funding commitments

•                  This charge, with an earnings per share impact of approximately $0.20, will be treated as a “special item” and will, therefore, be excluded from Duke Energy’s adjusted diluted earnings per share

•                  Impairment reduces future earnings contributions from the project by around $0.02 annually

Background

•                  In November 2007, the IURC issued an order granting Duke Energy Indiana a Certificate of Public Convenience and Necessity (CPCN) for the Edwardsport IGCC project and approving the original cost estimate of $1.985 billion (including approximately $120 million of AFUDC)

•                  In May 2008, Duke Energy Indiana requested the IURC approve a new cost estimate for the IGCC project of $2.35 billion (including $125 million of AFUDC)

•                  The IURC approved this updated cost estimate in January 2009

•                  In November 2009, Duke Energy Indiana filed a petition with the IURC noting the capital costs of the project were expected to increase as a result of design modifications, quantity increases and scope growth above what was anticipated from the preliminary engineering design.

•                  In April 2010, Duke Energy Indiana filed this updated cost estimate with the IURC, noting an estimated cost increase to $2.88 billion (including $160 million of AFUDC)

•                  In September 2010, a settlement agreement was reached with several intervenors, capping the amount of project costs (excluding financing costs) which could be passed on to customers at $2.975 billion, reducing the ROE (from 10.5% to 9.0%) for project costs above $2.35 billion, reducing depreciation rates, and eliminating an incentive related to the treatment of deferred taxes.  As a result, Duke Energy Indiana recognized a pre-tax charge of $44 million in the third quarter of 2010.  This settlement agreement was mutually withdrawn by the parties in December 2010

•                  In March 2011, Duke Energy Indiana filed with the IURC a proposed framework designed to mitigate customer rate impacts associated with the Edwardsport project.  This proposal included a cost cap which limits the amount of project construction costs to be incorporated into customer rates at $2.72 billion, excluding financing costs.  Duke Energy Indiana also proposed rate mitigation measures.

•                  In October 2011, the estimated costs of the project increased to approximately $3.3 billion, including financing charges and as a result, Duke Energy Indiana recognized a pre-tax charge of $222 million in the third quarter of 2011

•                  Hearings were completed in January 2012